Exhibit 99.1

AMS Health Sciences, Inc. Seeks Bankruptcy Protection

OKLAHOMA CITY (December 27, 2007)– AMS Health Sciences, Inc. (OTCBB: AMSI) today announced it has sought the protection of the U.S. Bankruptcy Court for the Western District of Oklahoma by filing a Chapter 11 petition for reorganization due to the verdict and subsequent judgment rendered against the Company in its November 2007 jury trial relating to the Company’s 2005 acquisition of Heartland Cup, Inc.

In September 2005, AMS Manufacturing, Inc., a wholly-owned subsidiary of the Company, acquired approximately 83% of the capital stock of Heartland Cup, Inc., a manufacturer of Styrofoam cups located in Allen, Oklahoma.  The acquisition was effected through the purchase of such shares from Truett McCarty, Heartland’s controlling stockholder, who received shares of the Company’s common stock in consideration for the stock purchase.  Over the following 15 months, the Company loaned approximately $2,400,000, substantially all of its cash reserves, to Heartland to support the newly acquired subsidiary’s ongoing manufacturing operations.

On February 6, 2006, the Company and AMS Manufacturing filed a lawsuit against Mr. McCarty in the District Court of Oklahoma County, Oklahoma.  The AMS entities alleged that Mr. McCarty defrauded them in the sale of his stock in Heartland by failing to disclose the true amount of Heartland's accounts payable as well as a long-term liability of Heartland.  In addition, the AMS entities alleged that this failure was a breach of the stock purchase agreement signed by Mr. McCarty.  Mr. McCarty filed an answer denying the AMS entities' allegations and alleging that he had been defrauded with regard to the value of the AMS stock he received in exchange for his interest in Heartland.  Additionally, Mr. McCarty alleged that the AMS entities had breached the terms of the stock purchase agreement by failing to take steps to remove Mr. McCarty as guarantor of certain promissory notes, that the AMS entities had tortiously interfered with a promissory note between Mr. McCarty and Heartland and that the AMS entities had tortiously interfered with an employment agreement between Mr. McCarty and Heartland.  Mr. McCarty also sought to reform the stock purchase agreement in numerous respects, and to pierce the corporate veils of the Company and AMS Manufacturing in order to hold them liable for any breach by Heartland of the promissory note and employment agreement between Heartland and Mr. McCarty.

On November 1, 2007, after the court had dismissed the AMS' entities' fraud claim, the jury returned its verdict, which was later reduced to a judgment signed by the court and filed on December 17, 2007.  The jury denied the AMS entities’ breach of contract claim against Mr. McCarty, found in Mr. McCarty’s favor on his claim against the AMS entities for breach of the stock purchase agreement and found that Mr. McCarty was entitled to $800,000 against the Company on his breach of contract claim.  In addition, the jury found that Heartland had breached the employment agreement with Mr. McCarty and found that Mr. McCarty was entitled to $368.  The jury also found that Heartland breached its promissory note with Mr. McCarty and that Mr. McCarty was entitled to $185,000.  The jury found that the corporate veils of the Company and its subsidiaries should be pierced.  The court allowed the jury to consider a fraud claim by Mr. McCarty against the AMS entities, even though the court had previously granted summary judgment in the AMS entities’ favor on Mr. McCarty's fraud claim against them.  The jury found for Mr. McCarty on the fraud claim, but did not award any additional actual damages for the claim.  The jury returned a verdict in the AMS entities’ favor on Mr. McCarty’s claim for tortious interference and to reform the stock purchase agreement and, as noted above, awarded Mr. McCarty no damages on his claim against AMS for fraud.

The Company believes that certain legal errors rendered the verdict and judgment improper.  The Company has identified approximately nineteen (19) substantive points of error that it believes occurred in the trial and intends to pursue them in an appeal of the judgment.

Since the Company did not have the cash resources to satisfy the judgment rendered against it or to post an appellate bond pending the appeal of the judgment, every effort was made to settle and compromise Mr. McCarty’s claim.  Mr. McCarty was repeatedly advised of the Company’s financial condition and that it would not be able to satisfy and/or respond to any efforts to enforce the judgment.  Notwithstanding these repeated warnings and settlement efforts, Mr. McCarty declined to withhold or defer his right, in the absence of an appellate bond, to seek collection of the judgment.  As a result, the Company has been forced to seek the protection of the U.S. Bankruptcy Court by filing a Chapter 11 petition for reorganization in the U.S. Bankruptcy Court for the Western District of Oklahoma.

The Company believes this action is in the best interests of the Company and the direct selling network that markets AMS products.  Without the filing of the Chapter 11 petition, which operates to stay all proceedings or attempts to enforce existing judgments, Mr. McCarty could attempt to disrupt the day-to-day operation of AMS by enforcing his judgment on the Company’s assets.  The Company’s filing for the protection of the U.S. Bankruptcy Court was supported by the Company’s secured lender, Laurus Captial Management, LLC.

AMS Health Sciences, Inc., sells more than 60 natural nutritional supplements, weight management products, and natural skincare products through independent distributors across the U.S. and Canada.  More information about the Company is available at http://www.amsonline.com

Cautionary Notice Regarding Forward-Looking Statements

This press release may include forward-looking statements within the meaning and subject to the protection of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements include, among others, AMS’ belief that its bankruptcy filing will prevent the collection of the judgment rendered against it pending an appeal of such judgment.  Such forward-looking statements are based on information presently available to the Company's management and are subject to various risks and uncertainties, including, without limitation: AMS’ ability to overturn the judgment upon appeal; its ability to restructure itself on favorable terms, if at all; AMS’ ability to identify, pursue and consummate on favorable terms, if at all, transactions that will enable the Company to realize the maximum value for its assets; the costs and delays of bankruptcy proceedings, including, without limitation, as a result of legal expenses and other professional fees, creditors’ claims, litigation and other challenges that could arise in connection with the Company’s bankruptcy filing; and the costs and the other risks and factors described in the Company's SEC reports and filings, including, without limitation, under the captions "Cautionary Notice Regarding Forward-Looking Statements" and "Risk Factors."

You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made.  The Company has no obligation and does not undertake to publicly update, revise or correct any of the forward-looking statements after the date of this press release, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise, except as may be required by law.

Contact:

AMS Health Sciences, Inc., Oklahoma City
Jerry W. Grizzle, 405-842-0131
President and Chief Executive Officer
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Source: AMS Health Sciences, Inc.